Exhibit 99.1

FOR IMMEDIATE RELEASE

March 25, 2008

LIBERTY MEDIA LLC ANNOUNCES RESULTS OF HOLDERS’ RIGHT TO REQUIRE LIBERTY TO REPURCHASE THEIR 0.75% EXCHANGEABLE SENIOR DEBENTURES DUE 2023

                Liberty Media LLC, Englewood, CO:  Liberty Media LLC (“Liberty”) announced today the results of the right of holders of its 0.75% Exchangeable Senior Debentures due 2023 (the “Debentures”) to elect to cause Liberty to repurchase their Debentures at 100% of principal amount, plus accrued and unpaid interest, if any, to March 30, 2008.  Holders had until 5:00 P.M. New York City time on March 24, 2008 to surrender their Debentures for repurchase.  As of such time, holders of approximately $486.1 million principal amount of Debentures had exercised their right and surrendered their Debentures for repurchase.  Approximately $1,750 million principal amount of Debentures was outstanding prior to the holders’ exercise of their right.

                In accordance with the terms of the supplemental indenture pursuant to which the Debentures were issued, Liberty will repurchase, on March 31, 2008, all Debentures validly tendered to it by 5:00 P.M., New York City time, on March 24, 2008.  Liberty has elected to pay cash for any Debentures that are surrendered to it for repurchase.  The cash required to repurchase the Debentures is expected to be borrowed under committed financing facilities.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any Debentures.

Contact:
Liberty Media
John Orr (720) 875-5622